Exhibit (d)(68)(b)
FORM OF
PACIFIC SELECT FUND
FEE SCHEDULE
BLACKROCK INVESTMENT MANAGEMENT LLC
Effective: May 1, 2007
Portfolios: Equity Index and Small-Cap Index (the “Portfolios”)
Fee: The Investment Adviser will pay to the Portfolio Manager a monthly fee based on the combined average daily net assets of the Portfolios at an annual rate equal to:
.04%   on the first $300 million
..02%   on the excess
The fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

     In consideration of the renewal of the premises, the promises, and the mutual covenants contained in the Portfolio Management Agreement (the “Agreement”) made as of the close of business on September 29, 2006 by and among Pacific Life Insurance Company, a Nebraska corporation (“Investment Adviser”), BlackRock Investment Management, LLC, a Delaware limited liability company (“Portfolio Manager”), and Pacific Select Fund, a Massachusetts business trust (“Fund”), and the good and fair consideration paid in connection with that Agreement, the Fee Schedule to that Agreement is hereby amended as set forth in the attached revised Fee Schedule effective the 1st day of May, 2007.
IN WITNESS WHEREOF, the parties hereto have caused this Fee Schedule to be executed as of the effective day and year written above.

PACIFIC LIFE INSURANCE COMPANY

By:	By:

Name:	Name:

Title:	Title:

BLACKROCK INVESTMENT MANAGEMENT, LLC

By:

Name:

Title:

PACIFIC SELECT FUND

By:

Name:

Title: